IodaF s PBrlormanre. Tolllcrt(tr{ s Breakthroug}s @c*ryrHrymR Rachelle Thompson Vice President and Chief Human Resources Officer Via E-Mail Carpenter Technology Corporation 1735 Market Steet. 15h Floor Philadelphia, PA 19103 Email: rachelleihompson@cartech.com February 18,2022 MarshallAkit-rs 724 Conestoga Road Bryn Marvr, PA 19010 makins(@cartech.com Dear Marshal1: We are pleased to extend you a promotion rvith Carpenter Technology Corporation ("Carpenter" or ,.Company',). Should you u.."pt this offer. your position will be VP & Chief Commercial Officer (Grade 2s) at philadelphia, pA, reporting to Tony 1'hene, President and Chief Executive oftlcer' Flighlights of your new position are below. the payroll period, you can expect your first paycheck approximately two to three rT'eeks after tlte date of hire. plan or suclr successor arrangement (if any) as the Board may from time to time establish. Your target annual bonus opportuniq for the fiscal year ending Jutre 30, 2022 for your new role is 55oZ ofyour annual base salary pro-rated based on earnings received during the fiscal year. Thus, your target annual bonus is 50% for your prior position July I * February 20,2022, and 55% for your new position February 21 - June 30, 2022. Zero to 200% of target will be earned based on achievement of the releyant corporafe performance olrjectives as detemrined by the Board or its Human Capital Management Committee. terms of these arvards are determined b-v the Human Capital Management Contmittee of Carpenter Technology's Board of Directors. You will be eligible to receive an annual award at the time these grants are rnade to all entployees in similar positions. The next anticipated grant will be made in August 2022. The current value of the annual equity incentive for your position is $250,000. for your use at the beginning of each calendar year. However. it accrues based upon each full month of continuous service cornpleted in each calendar year. All other benefits will remain the same. Exhibit 10(W)

Exhibit 10(W)

Today's Performance. Tomorrow's Breakthroughs™

CARPENTER® TECHNOLOGY

In your role, you will be exposed to the Company's most sensitive and proprietary information and technology, and you will be provided with access to the Company's most valuable and carefully cultivated business relationships. Accordingly, your promotion is conditioned upon your execution of the Intellectual Property Agreement and Non-Competition Agreement (both of which are included).

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg 1/409A-3(i)(1)(iv)(A)(3), (4) and (5). Any payment of transfer of property to you will be subject to tax withholding to the extent required by applicable law.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements, and understandings of every nature between us regarding these matters. This letter is governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of law.

On behalf of Carpenter Technology Corporation, we are delighted to extend this promotion offer to you. We are confident you will find this opportunity at Carpenter Technology Corporation to be challenging as well as rewarding. To acknowledge your consent and agreement to with the foregoing, please execute and date this letter in the space provided below and return an executed copy to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

Rachelle H. Thompson

Vice President and Chief Human Resources Officer

By execution of this offer letter, you agree that this offer by Carpenter Technology is an offer of employment at will and does not express or imply a contract of employment for any set duration.

ACCEPTED: **DATE:**

Marshall Akins 2/18/22